                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                      FROZEN FOOD EXPRESS INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 22, 1999

TO THE SHAREHOLDERS OF
FROZEN FOOD EXPRESS INDUSTRIES, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Frozen Food Express Industries, Inc. (the "Company"), a Texas corporation, will be held on Thursday, April 22, 1999, at 3:30 p.m., Dallas, Texas time, in NationsBank Plaza, 70th Floor, 901 Main Street, Dallas, Texas 75201 for the following purposes:

    1. Electing nine (9) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified;

    2. Considering and voting upon an amendment to the Company's 1992 Incentive and Non-Statutory Stock Option Plan, as amended.

    3. Considering and voting upon the reapproval of the FFE Transportation Services, Inc. 1994 Incentive Bonus Plan and the performance goal included therein.

    4. Considering and voting upon the reapproval of the FFE Transportation Services, Inc. 1999 Executive Bonus and Phantom Stock Plan and the performance goal included therein.

    5. Transacting such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

  You are encouraged to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the accompanying proxy at your earliest convenience. A reply envelope is provided for this purpose, which needs no postage if mailed in the United States. Your immediate attention is requested in order to save your Company additional solicitation expense.

  Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement attached to this Notice.

  Only shareholders of record at the close of business on March 2, 1999 are entitled to notice of and to vote at such meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Leonard W. Bartholomew

                                          Leonard W. Bartholomew
                                          Secretary

Dallas, Texas
March 30, 1999

                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 22, 1999

                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
                           1145 Empire Central Place
                               P. O. Box 655888
                           Dallas, Texas 75265-5888
                           Telephone: (214) 630-8090

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD APRIL 22, 1999

                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited by the management of Frozen Food Express Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at Dallas, Texas, on the 22nd day of April, 1999 (the "Annual Meeting"), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy are being mailed or delivered to shareholders on or about March 29, 1999. Solicitations of proxies may be made by personal interview, mail, telephone or telegram by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's $1.50 par value Common Stock (the "Common Stock") held of record by such persons and may reimburse such forwarding expenses. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation thereof and all clerical and other expenses of solicitation will be borne by the Company.

                                 ANNUAL REPORT

  The Company's Annual Report to Shareholders, covering the fiscal year ended December 31, 1998, including audited financial statements, is also being mailed to the shareholders entitled to notice of and vote at the Annual Meeting in the envelope containing this Proxy Statement. The Annual Report does not form any part of the material for solicitation of proxies.

                    SIGNATURES OF PROXIES IN CERTAIN CASES

  If a shareholder is a corporation, the accompanying proxy should be signed in its full corporate name by the President or another authorized officer who should indicate his title. If a shareholder is a partnership, the proxy should be signed in the partnership name by an authorized person. If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator. The executor or administrator should attach to the proxy appropriate instruments showing his qualification and authority. Proxies signed by a person as agent, attorney, administrator, executor, guardian or trustee should indicate such person's full title following his signature.

                              REVOCATION OF PROXY

  All shares represented by a valid proxy will be voted. A proxy may be revoked at any time before it is voted by the giving of written notice to that effect to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

               OUTSTANDING CAPITAL STOCK; PRINCIPAL SHAREHOLDERS

  At the close of business on the 2nd day of March, 1999, the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to be voted 16,477,126 shares of Common Stock. The following table sets forth certain information, as of March 2, 1999, with respect to each person known to the management of the Company to be a beneficial owner of more than five percent of the outstanding Common Stock.

            Name and Address                   Amount and Nature      Percent
           Of Beneficial Owner            of Beneficial Ownership (1) of Class
           -------------------            --------------------------- --------
FFE Transportation Services, Inc.(/2/)...          2,484,754           15.08%
 Employee Stock Ownership Trust
 Chase Bank of Texas, NA, Trustee
 1700 Pacific Avenue
 Dallas, Texas 75201
Savings Plan For Employees of............          2,035,075           12.35%
 Frozen Food Express Industries, Inc
 Chase Bank of Texas, NA, Trustee
 1700 Pacific Avenue
 Dallas, Texas 75201
Stoney M. Stubbs, Jr.(/4/)...............          1,450,433(/4/)       8.68%
 158 Jellico Circle
 Southlake, Texas 76092
Sarah M. Daniel(/3/).....................          1,445,010            8.77%
 612 Linda
 El Paso, Texas 79922
Lucile B. Fielder(/3/)...................          1,327,924            8.06%
 Countrywide Abstract & Title, Inc.
 100 East Market Street, #212
 Lockhart, Texas 78644
Royce & Associates, Inc..................          1,208,933(/6/)       7.34%
 and Royce Management Company
 1414 Avenue of the Americas
 New York, New York 10019
Dimensional Fund Advisors, Inc...........          1,079,011(/7/)       6.55%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401

--------
(1) Except as otherwise noted, each beneficial owner has sole voting and investment power with respect to all shares owned by him, and all shares are directly held by the person named.
(2) FFE Transportation Services, Inc., ("FFE") is the principal operating subsidiary of the Company.
(3) Mr. Stubbs holds, and has held for the past nineteen years, the offices of Chairman of the Board, President and Chief Executive Officer of the Company and FFE. Mr. Stubbs is the nephew of Edgar O. Weller, a director of the Company.
(4) Includes 228,555 shares Mr. Stubbs has the right to acquire pursuant to options exercisable within 60 days, 145,111 shares allocated to his account in the FFE Transportation Services, Inc., Employee Stock Ownership Plan, 44,941 shares allocated to his account in the Savings Plan for Employees of Frozen Food Express Industries, Inc., and 769,387 shares held in family partnerships controlled by Mr. Stubbs.
(5) Information concerning the number of shares beneficially owned by Sarah M. Daniel and Lucile B. Fielder was based upon a Schedule 13D, dated November 22, 1996, which was jointly filed with the Securities and Exchange Commission and has been adjusted to reflect the sale during 1998 of 1,000 shares as to which Ms. Daniel had sole voting and dispositive power and 1,200 shares as to which Ms. Daniel had joint voting and dispositive power with her husband and 10,000 shares owned by Weller Investment, Ltd. as to which

   Ms. Daniel and Ms. Fielder have joint voting and dispositive power. Ms. Daniel has sole voting and dispositive power over 62,047 shares, of which 730 shares are held as custodian for her daughter, and joint voting and dispositive power with her husband over 59,631 shares, and shared voting and dispositive power with Ms. Fielder over 1,323,332 shares owned by Weller Investment Ltd. Ms. Fielder has sole voting and dispositive power over 4,592 shares, of which 730 shares are held as custodian for her daughter and 950 shares are held as custodian for her niece, and shared voting and dispositive power with Ms. Daniel over 1,323,332 shares owned by Weller Investment Ltd.
(6) Information concerning the number of shares beneficially owned by Royce & Associates, Inc. ("Royce") and Royce Management Company ("RMC") is as of December 31, 1998, and was obtained from a Schedule 13G, dated February 10, 1999, jointly filed by Royce, RMC and Charles M. Royce with the Securities and Exchange Commission (the "SEC"). The Schedule 13G confirms that Royce and RMC are both investment advisers and members of a "group". Royce has sole voting and dispositive power over 1,118,193 shares and RMC has sole voting and dispositive power over 90,470 shares. Mr. Royce may be deemed to be a controlling person of Royce and RMC and as such may be deemed to beneficially own the shares beneficially owned by Royce and RMC. The Schedule 13G indicates that Mr. Royce does not own any shares outside of Royce and RMC and disclaims beneficial ownership of the shares held by Royce and RMC.
(7) Information concerning the number of shares owned by Dimensional Fund Advisors, Inc. ("Dimensional") is as of December 31, 1998 and was obtained from a schedule 13G dated February 11, 1999.

                               QUORUM AND VOTING

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner has voted on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owner but may not have received instructions or exercised discretionary voting power with respect to other matters.

  Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of such stock owned of record at the close of business on March 2, 1999. As to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. With respect to each other proposal, a shareholder may, by checking the appropriate box on the proxy: (a) vote "FOR" the proposal; (b) vote "AGAINST" the proposal; or
(c) "ABSTAIN" from voting on the proposal. Cumulative voting for directors is not permitted.

                      ACTION TO BE TAKEN UNDER THE PROXY

  The accompanying proxy, if properly executed and returned, will be voted (i) unless otherwise specified thereon, (i) FOR the election of the nine nominees, named in the next succeeding table, as directors of the Company, (ii) FOR the approval of an amendment to the Company's 1992 Incentive and Non-Statutory Stock Option Plan, as amended, (iii) FOR the reapproval of the FFE Transportation Services, Inc. 1994 Incentive Bonus Plan and performance goal included therein, (iv) FOR the approval of the FFE Transportation Services, Inc. 1999 Executive Bonus and Phantom Stock Plan and the performance goal included therein, and (v) in the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof in accordance with the judgment of the proxies. The management of the Company does not know of any such other matter or business. Should any nominee named herein for the office of director become unable or be unwilling to accept nomination for or election to such position, the persons acting under the proxy will vote for the election, in his stead, of such other person as the management of the Company may recommend. The management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office. To be elected, each director must receive the affirmative vote of the holders of a plurality of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting. Approvals of Proposals Two, Three and Four will require the affirmative vote of the holders of the majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect in the election of directors, but will have the effect of a vote against Proposals Two, Three and Four.

                            NOMINEES FOR DIRECTORS

  The Company's Bylaws provide that the Board of Directors shall consist of a minimum of seven and a maximum of fifteen directors. Nine directors will be elected at the Annual Meeting. Each director elected will serve until the next Annual Meeting of Shareholders and until his successor has been elected and qualified.

  The persons named below are the Board of Directors' nominees for election as directors. Each nominee has served continuously as a director since the date of his first election to the Board. Further items of information with respect to the nominees and all directors and officers of the Company as a group, including the beneficial ownership of Common Stock as of March 2, 1999 by such persons and group, are set forth below:

                                                                            Amount
                                    Principal Occupation         First    and Nature       Percent
                                   During Past Five Years       Became a of Beneficial       of
Name                     Age         and Directorships          Director Ownership(1)       Class
----                     ---       ----------------------       -------- -------------     -------
Stoney M. (Mit)              Chairman of the Board, President     1977     1,450,433(/2/)    8.68%
 Stubbs, Jr.............  62  and Chief Executive Officer of
                              the Company
Edgar O. Weller.........  81 Vice Chairman of the Board of the    1969       552,310         3.35%
                              Company
W. Grogan Lord..........  84 Senior Chairman of the Board,        1975         7,500(/3/)       *
                              First Texas Bancorp, Inc.
Leroy Hallman...........  83 Attorney, Retired                    1975        22,400(/4/)       *
Brian R. Blackmarr......  57 President, B.R. Blackmarr &          1990        27,500(/5/)       *
                              Associates Inc.
T. Michael O'Connor.....  44 Chief Executive Officer,             1992        26,428(/6/)       *
                              Ecosource, Inc., Managing
                              Partner T. J. O'Connor Cattle
                              Co. and Member of Texas A & M
                              University Board of Regents
W. Mike Baggett.........  52 Chairman, President and CEO          1998         1,489(/7/)       *
                              Winstead Sechrest & Minick, P.C.
Charles G.                57 Executive Vice President of the      1982       546,726(/9/)    3.29%
 Robertson(/8/).........      Company
F. Dixon McElwee,         52 Senior Vice President of the         1998           --             *
 Jr.(/8/)...............      Company and FFE since September
                              1998. Executive Vice President
                              and Chief Financial Officer for
                              Cameron-Ashley Building Products
                              (CAB) from May 1995 until July
                              1998. Prior thereto, Principal
                              for Meridian Capital, investment
                              bankers
All directors and                                                          2,634,786(/10/)  15.58%
 executive officers, as
 a group (9 people).....

--------
* less than 1%

(1) Except as otherwise noted, all shares are held directly, and the owner has sole voting and investment power.
(2) Includes 228,555 shares Mr. Stubbs has the right to acquire pursuant to options exercisable within 60 days, 145,111 shares allocated to his account in the FFE Transportation Services, Inc., Employee Stock Ownership Plan, 44,941 shares allocated to his account in the Savings Plan for Employees of Frozen Food Express Industries, Inc., and 769,387 shares held in family partnerships controlled by Mr. Stubbs.
(3) Represents 7,500 shares which Mr. Lord has the right to acquire pursuant to options exercisable within 60 days.
(4) Includes 1,875 shares which Mr. Hallman has the right to acquire pursuant to options exercisable within 60 days and 6,975 shares held by a trust of which Mr. Hallman is the Trustee.

(5) Includes 7,500 shares which Mr. Blackmarr has the right to acquire pursuant to options exercisable within 60 days.
(6) Represents 26,428 shares which Mr. O'Connor has the right to acquire pursuant to options exercisable within 60 days.
(7) Includes 1,339 shares which Mr. Baggett has the right to acquire pursuant to options exercisable within 60 days.
(8) Mr. Robertson is also Executive Vice President and a director of FFE. Mr. McElwee is also Senior Vice President and a director of FFE.
(9) Includes 156,297 shares Mr. Robertson has the right to acquire pursuant to options exercisable within 60 days, 82,342 shares allocated to his account in the FFE Transportation Services, Inc., Employee Stock Ownership Plan, 38,236 shares allocated to his account in the Savings Plan for Employees of Frozen Food Express Industries, Inc., and 192,236 shares held by a family partnership which is controlled by Mr. Robertson.
(10) Includes 429,494 shares which executive officers and directors have the right to acquire pursuant to options exercisable within 60 days, 227,453 shares allocated to the accounts of executive officers pursuant to the FFE Transportation Services, Inc., Employee Stock Ownership Plan, 83,177 shares allocated to the accounts of executive officers pursuant to the Savings Plan for Employees of Frozen Food Express Industries, Inc., and 961,623 shares held by family partnerships controlled by directors and executive officers, and 6,975 shares held by a trust controlled by a director.

  The Company's Board of Directors held five meetings during 1998. Each incumbent director attended during 1998 at least 84% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that he was a director and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

  The Company's Board of Directors has standing compensation, audit and information services committees, but does not have a standing nominating committee.

  The Compensation Committee consists of Messrs. Blackmarr, Chairman, Baggett, and Lord. The Committee is charged with recommending compensation arrangements for the directors and executive officers of the Company and recommending compensation programs for FFE. The Committee met once during 1998.

  The Audit Committee of the Board of Directors consists of Messrs. Hallman, Chairman, Weller and O'Connor. During 1998, the Committee held two meetings at which it reviewed with representatives of Arthur Andersen LLP the results of its 1997 annual audit, and plans for the 1998 annual audit and reviewed other services provided by the Company's Independent Public Accountants.

  The Information Services Committee of the Board of Directors consists of Messrs. Stubbs, Chairman, Blackmarr, McElwee and Robertson. The Committee is charged with reviewing the Company's information systems and making recommendations to the Board of Directors regarding possible improvements to such systems. The Committee held twelve meetings during 1998.

                             DIRECTOR COMPENSATION

  As consideration for services as a director, each director who is not an executive officer of the Company receives fees of $1,000 for each meeting attended and $500 for each telephonic meeting in which he participates. Members of the Audit, Compensation and Information Services Committees who are not executive officers of the Company receive fees of $500 for each committee meeting attended which does not occur on the same day as a Board meeting.

  On April 27, 1995, the shareholders adopted the Frozen Food Express Industries, Inc., 1995 Non-Employee Director Stock Option Plan (the "1995 Director Plan"). The purpose of the 1995 Director Plan is to advance the interest of the Company and its shareholders by strengthening the Company's ability to attract and retain experienced and able individuals to serve as independent directors of the Company and to furnish additional incentive to such individuals to expend their best efforts on behalf of the Company.

  On the day of a non-employee director's initial appointment or election (whichever comes first) to the Board, such individual will be granted, without any further action on the part of the Board or such individual, an option to purchase 9,375 shares of Common Stock (subject to adjustment to reflect certain changes in capitalization). Upon the reelection of any non-employee director to the Board (including the non-employee director's first election by shareholders if such director was initially appointed to the Board) such individual will be granted, without any further action on the part of the Board or such individual, an option to purchase 1,875 shares of Common Stock (subject to adjustment to reflect certain changes in capitalization). No option shall be granted pursuant to the 1995 Director Plan after March 3, 2005.

  To the extent that a non-employee director has served as a director for one or more years prior to the grant of an option, the option is immediately exercisable for the number of shares equal to the product of one-seventh ( 1/7) of the number of shares subject to the option multiplied by the number of full years such non-employee director has served as a director. Thereafter, one-seventh of the number of shares subject to the option become exercisable on each anniversary of the date of grant until the option becomes fully exercisable. No option granted under the 1995 Director Plan may be exercised after the tenth anniversary of its grant. In the event that an optionee dies while serving on the Board of Directors, all options granted to such optionee under the 1995 Director Plan become fully exercisable as of the date of his or her death and may be exercised by the beneficiary under the optionee's will or the executor of such optionee's estate at any time prior to the second anniversary of his or her death, and his or her unexercised options expire at the end of such period. In the event that an optionee ceases to be a director for any reason other than death, such optionee may exercise the vested portion of his or her option at any time prior to the second anniversary of the date he or she ceases to be a director, and his or her unexercised options expire at the end of such period. Should an optionee die during the first six months from the date such optionee ceases to be a director, his or her option may be exercised by the beneficiary under the optionee's will or the executor of such optionee's estate for two years after death and unexercised options expire at the end of such period. In no event, however, shall the period during which options may be exercised extend beyond the terms of the options. No shares underlying the options, however, may be sold until the expiration of six months after the date of grant.

  The exercise price under each option is fifty percent (50%) of the fair market value of the Common Stock at the close of business on the last business day prior to the date the option is granted. Options may be exercised by tendering to the Company the purchase price in cash, check, or shares of Common Stock already owned by the non-employee director having a fair market value equal to the purchase price.

  In accordance with the 1995 Director Plan, each of the Company's non-employee directors (with the exception of Mr. Baggett) was granted an option to purchase 1,875 shares of Common Stock for $5.03 per share on April 23, 1998. Mr. Baggett upon his appointment to the Board of Directors on February 11, 1998 was granted an option to purchase 9,375 shares of Common Stock for $5.00 per share.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Blackmarr, Baggett and Lord. The Committee is charged with recommending compensation arrangements for the directors and executive officers of the Company and recommending compensation programs for FFE. No payments other than director fees were made to Compensation Committee members during 1998, and no member of the Compensation Committee had any relationships during 1998 requiring disclosure according to applicable rules and regulations of the Securities and Exchange Commission.

                    FIVE-YEAR SHAREHOLDER RETURN COMPARISON

  The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Media General Industry Group Index #774 (formerly #221)--Trucking Companies, consisting of the Company and 48 other trucking companies (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Media General Index on January 1, 1994, and reinvestment of all dividends).

                   COMPARISON OF FIVE-YEAR TOTAL RETURN AMONG
                     FROZEN FOOD EXPRESS INDUSTRIES, INC.,
     MEDIA GENERAL INDUSTRY GROUP #774 (Formerly #221)--TRUCKING COMPANIES
                               AND S&P 500 INDEX



                        [PERFORMANCE GRAPH APPEARS HERE]

                                           FISCAL YEAR ENDING
                         ----------------------------------------------------
COMPANY                    1993     1994    1995     1996     1997     1998
-------                    ----     ----    ----     ----     ----     ----
FROZEN FOOD EXPRESS
 INDUSTRIES, INC.        100.00       85      64       66       66       58
MG INDUSTRY GROUP INDEX  100.00       91      76       78      103       95
S&P 500 INDEX            100.00       98     132      159      208      264

                            EXECUTIVE COMPENSATION

Summary Compensation Table:

  The following table sets forth information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1998, 1997 and 1996, to each executive officer (collectively, the "Executive Officers") of the Company:

                                                            Long-Term Compensation
                                 Annual Compensation                Awards
                              -------------------------- -----------------------------
                                                         Restricted     Securities
Name and Principal                                          Stock       Underlying        All Other
Position                 Year  Salary   Bonus   Total(1) Awards $(2) Options/SARs #(3) Compensation(4)
------------------       ---- -------- -------- -------- ----------- ----------------- ---------------
Stoney M. Stubbs, Jr...  1998 $302,866 $176,746 $479,612  $ 75,029        38,000           $27,883
 Chairman of the Board   1997 $291,175 $121,648 $412,823  $107,007        10,500           $23,078
 President and Chief     1996 $263,495 $110,582 $374,077  $ 88,556        25,000           $25,877
 Executive Officer of
 the Company and FFE

Charles G. Robertson...  1998 $233,998 $122,900 $356,898  $ 59,446        28,000           $19,143
 Executive Vice          1997 $221,019 $ 92,317 $313,336  $ 82,266        10,500           $13,535
 President of the
 Company and FFE         1996 $198,842 $ 83,446 $282,288  $ 61,820        20,000           $16,904

Burl G. Cott...........  1998 $123,688 $ 50,688 $174,376  $ 29,437         7,000           $ 3,000
 Former Senior Vice      1997 $137,801 $ 57,238 $195,039  $ 51,057        10,500           $ 2,800
 President of the
 Company and FFE(/5/)
                         1996 $123,269 $ 51,734 $175,003  $ 35,134        10,000           $ 6,000

F. Dixon McElwee, Jr...  1998 $ 47,316 $ 70,463 $117,779  $ 30,484        25,000               --
 Senior Vice President   1997      --       --       --        --            --                --
 Of the Company and      1996      --       --       --        --            --                --
 FFE(/5/)

--------
(1) Personal benefits provided to each of the named individuals under various Company programs do not exceed the disclosure thresholds established under SEC rules and are not included in this total.
(2) The awards reported in this column include restricted phantom stock units and, with regard to 1998, also include amounts awarded to executive officers which will be converted to phantom stock units during 1999, relating to the achievement of performance goals under the FFE Transportation Services, Inc. Executive Bonus and Phantom Stock Plan (the "Executive Plan") or in accordance with the Company's Supplemental Executive Retirement Plan (the "SERP") or FFE Transportation Services, Inc. 401(k) Wrap Plan (the "Wrap Plan"). Amounts reported represent the sum of the amounts to be converted in 1999 plus the product of the aggregate number of phantom stock units awarded and the market price of a share of Common Stock at December 31, 1998. The number of phantom stock units allocated to an officer generally will be adjusted to prevent dilution in the event of certain cash and non-cash dividends, recapitalizations and similar transactions affecting the Common Stock. An officer may generally elect to "cash out" any number or all of the phantom stock units allocated to such officer between December 1 and December 15 of any calendar year, in which event an amount equal to the fair market value of a share of Common Stock on the last business day of the year in which such election is made multiplied by the number of phantom stock units that the officer elected to "cash out" shall be paid to the officer. Additionally, in the event of certain mergers, the sale of all or substantially all of the Company's assets and certain similar transactions (a "Reorganization") within six months after the date an officer has been paid for phantom stock units and as a result of such Reorganization the holders of Common Stock receive cash for each share so held in an amount in excess of the amount paid to such officer for such phantom stock units, then such excess shall be paid to the officer. As of the date hereof, none of the executive officers have elected to "cash out" any of the phantom stock units. No further awards will be made under the Existing Executive Plan. See "Proposal to Approve the FFE Transportation Services, Inc. 1999 Executive Bonus and Phantom Stock Plan and the Performance Goal Included Therein."

  The following table sets forth the total number of phantom stock units awarded under the Executive Plan, the SERP and the Wrap Plan for services rendered during the fiscal years ended December 31, 1998, 1997 and 1996, to each executive officer of the Company:

                                                             1998   1997  1996
                                                             ----- ------ -----
     Stoney M. Stubbs, Jr................................... 9,526 10,674 8,145
     Charles G. Robertson................................... 7,548  8,215 5,595
     Burl G. Cott........................................... 3,738  3,077 3,096
     F. Dixon McElwee, Jr................................... 3,871    --    --

  As of December 31, 1998, the total number of phantom stock units allocated to the accounts of Messrs. Stubbs, Robertson, Cott, and McElwee was 90,744, 58,449, 30,458 and 3,871, respectively. The total value of such accounts, based upon the market price of a share of Common Stock on December 31, 1998 was $714,609, $460,289, $239,859, and $30,480, respectively, for Messrs.
  Stubbs, Robertson, Cott and McElwee.

(3) Options to acquire shares of the Company's Common Stock.

(4) Company contributions to the FFE Employee Stock Ownership Plan (the "ESOP") and the Savings Plan for Employees of Frozen Food Express Industries, Inc. (the "Savings Plan") and the value of benefits, as determined under a methodology required by the SEC for valuing such benefits, ascribed to life insurance policies whose premiums are paid by the Company for the benefit of the persons indicated below. Set forth below is a summary of such compensation:

                                                                   Split Dollar
     Name                                  Year ESOP Savings Plan Life Insurance
     ----                                  ---- ---- ------------ --------------
     Stoney M. Stubbs, Jr................. 1998 --      $6,500       $21,383
                                           1997 --      $2,800       $20,278
                                           1996 --      $6,000       $19,877
     Charles G. Robertson................. 1998 --      $6,500       $12,643
                                           1997 --      $2,800       $10,735
                                           1996 --      $6,000       $10,904
     Burl G. Cott......................... 1998 --      $3,000           --
                                           1997 --      $2,800           --
                                           1996 --      $6,000           --
     F. Dixon McElwee, Jr................. 1998 --         --            --
                                           1997 --         --            --
                                           1996 --         --            --

(5) Mr. Cott served as Senior Vice President and Chief Financial Officer of the Company and FFE from October, 1989, until his retirement from that position in September, 1998, at which time Mr. McElwee became employed by the Company in Mr. Cott's former capacity.

Option/SAR Grants in Last Fiscal Year

  The following table contains information concerning the grant of stock options to the Executive Officers in the last fiscal year under the Company's 1992 Incentive and Nonstatutory Stock Option Plan:

                                          Individual Grants
                          --------------------------------------------------
                                          % of Total                         Potential Realizable Value at
                            Number of    Options/SARs                             Assumed Annual Rates
                            Securities    Granted to                          of Stock Price Appreciation
                            Underlying    Employees   Exercise or                 For Option Term (1)
                           Options/SARs   in Fiscal   Base Price  Expiration ------------------------------
Name                      Granted (#)(2)     Year       ($/Sh)       Date                         10%
----                      -------------- ------------ ----------- ----------       5%       ---------------
Stoney M. Stubbs, Jr. ..       3,500         0.2%       $9.125     01/01/08  $       20,085 $        50,900
                               3,500         0.2%       $9.875     07/01/08  $       21,736 $        55,084
                              31,000         1.8%       $7.875     08/04/08  $      153,529 $       389,072

Charles G. Robertson....       3,500         0.2%       $9.125     01/01/08  $       20,085 $        50,900
                               3,500         0.2%       $9.875     07/01/08  $       21,736 $        55,084
                              21,000         1.3%       $7.875     08/04/08  $      104,003 $       263,565

Burl G. Cott............       3,500         0.2%       $9.125     01/01/08  $       20,085 $        50,900
                               3,500         0.2%       $9.875     07/01/08  $       21,736 $        55,084
F. Dixon McElwee, Jr. ..      25,000         1.5%       $6.063     09/28/08  $       95,317 $       241,552

All Holders of Common
 Stock(/3/).............         N/A         N/A        $6.063          N/A  $   62,827,086 $   159,216,171

--------
(1) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(2) All options granted to Executive Officers were granted on January 1, July 1, August 4, and September 28, 1998, under the 1992 Incentive and Nonstatutory Stock Option Plan, first become exercisable one year from the date of grant, and are exercisable for a period of ten years from the date of grant. All options were granted with an exercise price equal to 100% of the market price of the Common Stock on the date of grant of such stock option.
(3) Assumes a total of 16,477,126 shares of Common Stock outstanding with a value of $6.063 (the closing sales price of the Common Stock on September 28, 1998) per share held from July 1, 1998, until July 1, 2008.

Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR
Values

  The following table provides information, with respect to each Executive Officer, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year ending December 31, 1998:

                                                             Securities         Value of
                                                             Underlying        Unexercised
                                                             Unexercised      In-the-Money
                                                            Options/SARs      Options/SARs
                                                          at Fiscal Yearend at Fiscal Yearend
                                                                 (#)             ($)(2)
                          Shares Acquired      Value        Exercisable/      Exercisable/
          Name            On Exercise (#) Realized ($)(1)   Unexercisable     Unexercisable
          ----            --------------- --------------- ----------------- -----------------
Stoney M. Stubbs, Jr....      13,500         $131,625      228,555/34,500      $17,248/$--
Charles G. Robertson....       6,750         $ 65,813      156,297/24,500      $ 8,732/$--
Burl G. Cott............         --          $    --        74,172/ 3,500      $ 6,704/$--
F. Dixon McElwee, Jr. ..         --          $    --            --/25,000           --/$ 45,313

--------
(1) Value is calculated on the basis of the difference between the closing price for the Company's Common Stock on the date of exercise and the option exercise price multiplied by the number of shares of Common Stock underlying the option exercised.
(2) The closing price for the Company's Common Stock as reported by the Nasdaq Stock Market on December 31, 1998, was $7.875. Value is calculated on the basis of the difference between $7.875 and the option exercise price of an "in-the-money" option multiplied by the number of shares of Common Stock underlying the option.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report on the compensation policies, programs, and decisions relating to the Company's executive officers has been prepared by Messrs. Brian R. Blackmarr, Chairman, W. Mike Baggett and W. Grogan Lord, serving as the Company's Compensation Committee (the "Committee") during 1998. The Committee has been delegated the responsibility to oversee the development and administration of all compensation policies and programs for executive officers of the Company.

  The Committee seeks to design compensation programs that align the interests of the executive officers with the Company's shareholders. Accordingly, the Committee has implemented compensation programs it believes will enhance the profitability of the Company, and based on such profitability reward executive officers for efforts resulting in such enhanced profitability. The Committee believes the compensation programs allow the Company to attract, motivate, and retain the services of its key executive officers.

  The Company's executive compensation package is designed to retain senior management by providing total compensation comparable to the compensation packages offered to the top executives at the Company's competitors. In an effort to better align the interests of the Company's executives with the interests of shareholders, a substantial portion of each executive's total compensation is provided through annual and long-term incentive plans. The incentive plans place a substantial portion of the executives' compensation packages at risk and serve as an integral component of the Company's executive compensation philosophy. The Company believes the executives' attentions are better balanced between achieving short-term business goals and increasing the long-term value of the Company with a "pay-at-risk" policy (tying payments to the Company's performance). The annual and long-term executive compensation programs appropriately reward executive officers for successful leadership when certain levels of Company performance are achieved. In addition to the pay-at-risk components, the Company's executive officer compensation program provides base salary, supplemental retirement benefits, and other benefits, including medical and retirement plans generally available to all Company employees.

  As part of the Committee's process of administering the executive officers' compensation programs, the Committee periodically retains the services of an outside consulting firm to review the Company's executive compensation practices. An evaluation of the executive compensation program is currently being assessed and recommendations for base salary, short term bonus, and long-term incentive are being developed for the executive positions. These recurring periodic reviews also cover retirement benefits for the Company's executive officers as measured against the competitive pay practices of a peer group of publicly-traded trucking companies.

  The major components of executive compensation are detailed below.

Base Salary

  As part of the compensation review performed for the Company by outside consultants, the base salary levels of the executives are reviewed to ensure the base salary available to each executive is comparable to salaries provided to executives in comparable positions within publicly-traded trucking companies selected as its peer group. Base salary levels of executive officers have been set below the market median of the amounts paid to comparable executives within the peer group in the past and the base salary levels set for 1998 are consistent with this philosophy. The Committee believes that many of the 47 companies included in the market index for the five-year shareholder return comparison are substantially different from the Company in size and nature of services provided. Therefore, the Committee has directed its outside consultants to compare compensation practices with a peer group of eleven publicly traded companies with operations similar to the Company's.

Annual Incentive/Bonus Compensation

  The Company's shareholders approved the incentive compensation program at its 1994 annual meeting. The program is designed to reward key employees for the Company's performance based on the achievement of performance goals established prior to the particular year. Components of annual incentive compensation include an Incentive Bonus Plan (the "Incentive Plan") covering all full-time FFE employees (including executive officers) and the Company's Executive Bonus and Phantom Stock Plan (the "Executive Plan"), which covers only the key executive leadership. Both plans focus on operational efficiencies, with Incentive Plan pay-outs based upon a formula tied to the Company's operating ratio, and Executive Plan payouts based upon a calculated percentage of an individual's annual base salary (provided targeted operating ratios are met). Each executive officer's total cash compensation opportunity rises above the peer group market median as the Company's performance rises above the median performance of the Company's peer group. For the 1998 fiscal year, reflecting Company performance, total cash bonuses averaged approximately 59% of each executive officer's base salary as compared to 42% in 1997, and 42% in 1996.

Long-Term Incentive Compensation

  The Company's long-term incentive compensation is comprised of awards from the stock option and phantom equity programs. These programs serve to align the interests of the executive officers and other key employees participating in the programs with the interests of shareholders by linking executive pay with shareholder return. These programs also act as a counter-balance to the short-term goals and responsibilities of the Incentive Plan and Executive Plan.

  The 1992 Incentive and Nonstatutory Stock Option Plan (the "1992 Plan") allows for the grant of both incentive stock options and nonstatutory stock options, as approved by the Company's shareholders at its 1994 annual meeting. The exercise price for incentive stock options granted may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant.

  The Committee or the Board determines the exercise price of nonstatutory stock options under the 1992 Plan. However, the exercise price may not be less than 50% of the fair market value of a share of the Company's Common Stock on the date of grant. Options granted under the 1992 Plan may not be outstanding for a period of greater than ten years as determined by the Committee or the Board at the time of grant. Fiscal year 1998 awards were determined by the Committee with consideration given to the value of the awards and each executive's performance and the predicted level of awards provided to comparable executives from the peer group analysis completed during 1996 by an outside compensation consultant.

Supplemental Executive Retirement and 401(k) Wrap Plans

  In order to provide supplemental retirement benefits to select members of the Company's senior management, the Company maintains the FFE Transportation Services, Inc. Supplemental Executive Retirement Plan (the"SERP") and the FFE Transportation Services, Inc. 401(k) Wrap Plan (the "Wrap Plan"), as adopted in 1993 and 1996, respectively. The Company's SERP is designed to provide select members of senior management with benefits limited by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code") by awarding phantom stock units. The Wrap Plan is designed to supplement the Company's 401(k) Plan by allowing a select group of senior management to supplement those benefits limited by Sections 401(k) and 401(m) of the Code.

  Both the SERP and the Wrap Plan are operated as unfunded deferred compensation arrangements that are not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Amounts awarded under both the SERP and the Wrap Plan for fiscal year 1997 are disclosed in the Summary Compensation Table.

Compensation for the Chief Executive Officer

  During the Company's fiscal year 1998, Mr. Stoney M. Stubbs, Jr. served as the Chairman of the Board, President, and Chief Executive Officer. For 1998, the Committee adjusted Mr. Stubbs' base salary to $302,866 as compared to $291,175 and $263,495 for 1997 and 1996,respectively. In keeping with the Company's philosophy of aligning the financial interests of executives with the interests of shareholders, Mr. Stubbs received payments totaling $126,746 under the Company's Incentive Plan and Executive Plan for performance measured against pre-established criteria. In addition, the Board of Directors, at the recommendation of the committee approved, in 1998, the payment of a discretionary bonus to Mr. Stubbs in the amount of $50,000, citing his achievement in directing the company's operating results for 1997 to a record second best in its 52-year history.

  During 1998, Mr. Stubbs also received grants of options to purchase a total of 38,000 shares of the Company's Common Stock under the 1992 Plan. In determining the number of options to grant to Mr. Stubbs, consideration was given to the value of annual long-term incentive awards to chief executive officers in the peer group study, recent Company performance, and the Committee's subjective review of Mr. Stubbs' individual performance and value to the Company. All options granted to Mr. Stubbs have an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant.

  The Committee evaluates Mr. Stubbs' performance by the same criteria established for all Company executives to determine his total compensation. Ultimately, the Committee made a subjective assessment of Mr. Stubbs' contributions to enhancing the Company's performance, his individual performance, and the compensation paid to chief executive officers of the Company's peer group to set the level of Mr. Stubbs' total compensation package.

Deductibility of Executive Compensation

  In 1993, Section 162(m) was added to the Code pursuant to the Omnibus Budget Reconciliation Act of 1993. This section generally limits the corporate deduction for compensation paid to the chief executive officer and certain other high paid executive officers as listed in the Summary Compensation Table to $1 million per year unless certain requirements are met. The Committee has analyzed the effect of section 162(m) and anticipates no financial impact for 1998. The Company will continue to reevaluate this issue and recommend changes to the compensation program where appropriate in order to maximize earnings and shareholder value.

Brian R. Blackmarr, Chairman
W. Grogan Lord
W. Mike Baggett
Members of the Compensation Committee

                  TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

  During 1996, 1997 and 1998, a subsidiary of the Company was party to lease agreements whereby Stoney M. Stubbs, Jr., Chairman of the Board, President and Chief Executive Officer of the Company, Charles G. Robertson, the Executive Vice President and a director of the Company, and a family partnership controlled by Mr. Stubbs leased certain tractors to the subsidiary. Lease payments were determined by reference to amounts the subsidiary was paying to unaffiliated lessors for similar equipment leased under similar terms. Each tractor is leased under a non-cancelable operating lease for a period of thirty-six months. As of December 31, 1998, the subsidiary was also renting certain trailers from these officers. Trailer leases in effect on such date were cancelable without notice by either party and are continuing on a month-to-month basis.

  Total tractor and trailer rentals paid during 1998 by the subsidiary pursuant to the lease agreements were as follows: Mr. Stubbs and the family partnership--$1,130,457 and Mr. Robertson--$631,544. The leases are triple-net leases which require the lessee to pay directly to third parties all taxes, insurance and maintenance expenses. The leases grant the subsidiary an option to purchase the leased equipment at the end of the lease term for its fair market value. Fair market value is determined by reference to prices at which the subsidiary is able to buy and sell similar equipment of similar age and condition. During 1998, the Company purchased tractors and trailers valued at $208,699 from Mr. Stubbs and the family partnership and $120,723 from Mr. Robertson. The aggregate future minimum lease payments to Mr. Stubbs and the family partnership and Mr. Robertson under the tractor leases are $784,000 and $387,000, respectively in 1999, and $535,000 and $233,000, respectively, in 2000.

               PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S
         1992 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN, AS AMENDED

  The Company's 1992 Incentive and Nonstatutory Stock Option Plan (the "1992 Plan") was previously approved by the shareholders in April 1992 and April 1994.

  At its regular meeting in February 1999, the Board authorized an increase in the number of shares of Common Stock reserved for issuance under the 1992 Plan, subject to shareholder approval, and authorized the Company's compensation committee to consider the actions required to meet the OBRA requirements.

General

  The objective of the 1992 Plan is to provide an incentive for key employees, including officers and directors who may be employees, and certain non-employees, of the Company or its subsidiaries to remain in the service of the Company by providing them with opportunities to acquire an economic interest in the future success and prosperity of the Company and its subsidiaries. At the Annual Meeting, the shareholders will be requested to approve an amendment to the 1992 Plan which will increase the number of shares of Common Stock reserved for issuance under the 1992, Plan as set forth below.

  The 1992 Plan initially reserved 355,555 shares (adjusted for all stock splits) of the Company's Common Stock for issuance pursuant to stock options to be granted under the 1992 Plan.

  The 1992 Plan was amended, effective February 4, 1994, to: (i) increase the number of shares of Common Stock reserved for issuance under the 1992 Plan to 1,005,555 shares and (ii) establish a provision in the 1992 Plan providing that no employee of the Company or its subsidiaries may receive in any one year options under the 1992 Plan to acquire in excess of 100,000 shares of Common Stock.

  The 1992 Plan was further amended, effective February 12, 1997, to increase the number of shares of Common Stock reserved for issuance under the 1992 Plan to 2,006,944 shares.

  Approximately 377,961 shares (adjusted for all stock splits) remain available under the 1992 Plan for future grants. The Board believes this number of shares is not sufficient to achieve the purpose of the 1992 Plan, which is to promote Company success by aligning key employee financial interests with long-term shareholder value. If approved by the shareholders, the amendment to the 1992 Plan will increase the number of shares of Common Stock reserved for issuance under the 1992 Plan by 300,000 shares for a total of 2,306,944 shares.

  The following table summarizes options granted under the 1992 Plan to the individuals specified below in fiscal year 1998 and options under the 1992 Plan held by the individuals specified below as of March 25, 1999:

                                                Number of
                                             Options Granted Number of Options
             Name and Position                   In 1998        Outstanding
             -----------------               --------------- -----------------
Stoney M. (Mit) Stubbs, Jr. ................      38,000          263,055
 Chairman of the Board, President and Chief
  Executive Officer

Charles G. Robertson........................      28,000          180,797
 Executive Vice President

Burl G. Cott................................       7,000           77,672
 Senior Vice President

F. Dixon McElwee, Jr. ......................      25,000           25,000
 Senior Vice President

All Executive Officers as a Group...........      98,000          546,524

All Non-Executive Directors as a Group......         --               --

All Non-Executive Officer Employees as a
 Group......................................     593,700          785,616

  On March 19, 1999, the closing sale price of the Company's Common Stock as reported by the Nasdaq stock market was $7.00.

  Options may be granted under the 1992 Plan to employees and consultants of the Company or its subsidiaries. Both incentive and nonstatutory stock options may be granted under the 1992 Plan. However, no incentive stock option may be granted to any individual who is not an employee of the Company or one of its subsidiaries on the date of grant. The Company and its subsidiaries currently have approximately 2,630 employees, 3 of which are also serving as directors of the Company. Any employee-director or consultant-director is eligible to receive options under the 1992 Plan, unless such person serves on the Committee. Actual participation in the 1992 Plan is determined in the sole discretion of the Committee. Therefore, the number of participants participating in the 1992 Plan in the next fiscal year cannot be determined precisely nor can the benefits or amounts that will be received by or allocated to any participant.

  Each option granted under the 1992 Plan is evidenced by a written option agreement; the terms and provisions of which are determined by the Committee or Board of Directors at the time of the granting of such option. The exercise price for incentive stock options granted under the 1992 Plan may not be less than 100% of the fair market value of a share of the Company's Common Stock at the time of the grant. The exercise price for nonstatutory stock options granted under the 1992 Plan is determined by the Committee or Board of Directors at the time of the grant; provided, however, that the exercise price may not be less than 50% of the fair market value of the Company's Common Stock at the time of the grant. However, a particular nonstatutory option will satisfy the "performance-based" requirements of OBRA only if the exercise price is not less than the fair market value of the stock at the time of the grant of the particular nonstatutory option. The grant of an option at fair market value constitutes a performance goal under OBRA. The term of the options granted under the 1992 Plan is determined by the Committee or the Board of Directors; provided that the term of stock options may not exceed ten years.

  In addition to such other terms and restrictions as may be included in a particular option agreement, options granted under the 1992 Plan are not transferable other than by will or the laws of descent and distribution and automatically terminates upon the severance of the option holder's relationship with the Company or its subsidiaries; provided that the portion of the option which is exercisable at the time of such severance may be exercised until the earlier of expiration of the term of the option or (A) in the case of an employee, (i) ninety days after (a) the severance of the employment relationship or (b) the employee's retirement or (ii) one year after severance of the employment relationship by reason of disability of the employee or (b) the death of such employee during the employment relationship; or (B) in the case of a non-employee, (i) 90 days after the severance of the relationship between such non-employee and the Company or (ii) one year after the death of such non-employee.

  The option exercise price may be paid in cash or, at the discretion of the Committee or the Board of Directors or if the related option agreement so provides, partially or entirely in issued and outstanding Common Stock, valued at the fair market value of the Common Stock on the date the option is exercised.

  Option agreements under the 1992 Plan may, in the discretion of the Committee or Board of Directors, require an optionee to return the Profit (as defined herein) that such optionee received upon the exercise of options granted under the 1992 Plan if the optionee exercises such options within six months before or after the termination of such optionee's relationship with the Company and within one year of such termination engages, directly or indirectly, in any activity that, in the good faith determination of the Board of Directors of the Company, competes with the business of the Company or its subsidiaries. For purposes of this provision, "Profit" is defined as the difference between the fair market value of the shares of Common Stock received upon the exercise of an option and the aggregate exercise price for the number of shares so purchased.

  The 1992 Plan provides that if the Company subdivides as a whole (by reclassification, stock split, stock dividend or otherwise) the number of shares of Common Stock then outstanding or consolidates as a whole (by reclassification, reverse stock split or otherwise) the number of shares of Common Stock then outstanding, the maximum number of shares of Common Stock authorized for issuance under the 1992 Plan, the number of shares of Common Stock issuable under any stock option granted under the 1992 Plan and the exercise price of any such stock option shall be adjusted. Similarly, the 1992 Plan provides that the limitation on the number of shares of Common Stock that may underly options granted to an employee of the Company or any of its subsidiaries in any one year will be adjusted in the event of any such subdivision or combination.

Administration

  With respect to individuals subject to Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended, the 1992 Plan is administered by a committee ("the Committee") consisting of directors of the Company, each of whom is a non-employee director within the meaning of Rule 16b-3. The members of the Committee are appointed by and serve at the pleasure of the Board of Directors. With respect to individuals not subject to Rule 16b-3, the 1992 Plan may be administered by the Board of Directors of the Company, or if the Board of Directors so decides, by the Committee. The Committee, or the Board of Directors, as applicable, has full authority, subject to the provisions of the 1992 Plan, to determine the individuals to whom options are to be granted, the number of shares of Common Stock represented by each option, the time or times at which options shall be granted and exercisable, and the exercise price of the options.

Termination and Amendment

  The 1992 Plan will expire by its terms on February 12, 2002. The Board of Directors of the Company has the right to revise, amend or terminate the 1992 Plan; provided, however, that shareholder approval is necessary to (a) materially increase the aggregate number of shares of Common Stock that may be issued under the 1992 Plan, (b) materially increase the benefits accruing to eligible individuals under the 1992 Plan or (c) materially modify the requirements for eligibility for participation in the 1992 Plan. The amendments described in (a)--(c) above may, however, be made without shareholder consent to the extent certain changes in the law would so permit.

Accounting Treatment

  The Company applies Accounting Principles Board Opinion 25 (APB 25) and related interpretations in accounting for stock options. Because incentive stock options granted pursuant to the plan cannot be priced at less than market, no expense will be recorded by the Company when such incentive stock options are granted. Statement of Financial Accounting Standards No. 123 requires that companies which use APB 25 accounting to disclose the impact, if any, that use of a fair value option valuation model would have on net income.

  Because the 1992 Plan permits the exercise of nonstatutory options granted under the 1992 Plan to be less than the fair market value of the Company's Common Stock on the date of grant, charges to earnings will be made at the time of the grant of any options to the extent, if any, that the aggregate fair market value of the Common Stock on the date of grant exceeds the exercise price.

Tax Treatment

  Nonstatutory Options. Under current federal tax law, upon the grant of a nonstatutory option under the 1992 Plan, no taxable income will be realized by a participant and the Company will not be entitled to any deduction. Upon exercise of a nonstatutory stock option, a participant will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise (the "bargain element"). The Company will be entitled to a corresponding deduction for income subject to federal income tax.

  Incentive Options. Upon the grant of an incentive stock option, no taxable income will be realized by a participant and the Company will not be entitled to any deduction. If a participant exercises an option, without having ceased to be an employee of the Company or any of its subsidiaries at any time during the period from the grant of the option until ninety days before its exercise, then, generally, no taxable income will result at the time of the exercise of such option. If no "disqualifying disposition" of the stock transferred to a participant upon exercise of the option is made by him or her (i.e., a disposition within the period that ends on the last to occur of one year after such stock is so transferred and two years after the grant of the option), any profit (or loss) realized by a participant from a sale or exchange of such stock will be treated as long-term capital gain (or capital loss), and no deduction will be allowable to the Company with respect thereto. When a participant exercises an incentive stock option, he or she will realize an item of "tax preference" for purposes of the "alternative minimum tax" equal to the amount by which the fair market value of the Common Stock at the time of exercise exceeds the option exercise price. If a disqualifying disposition of such stock is made by a participant, the disposition generally will result in ordinary income at the time of the disposition in any amount equal to the lesser of (1) the gain on the sale or (2) the bargain element. If the gain exceeds the bargain element, the excess is a short-term or long-term capital gain depending upon how long the shares are held prior to the sale. If the stock is sold for less than the exercise price, failure to meet the holding period requirement generally will result in a short-term or long-term capital loss, again depending upon how long the shares are held prior to the sale, equal to the difference between the exercise price and the sale price.

  At the Committee's or the Board of Directors' discretion, both incentive stock options and nonstatutory stock options may be exercised by a participant by tendering shares of the Company's Common Stock which he or she then owns; in addition, at the Committee's or the Board of Directors' discretion, any resulting withholding tax may be paid to the Company with Common Stock acquired pursuant to the exercise of the options. The use of previously-owned Common Stock has no tax consequences to the Company.

  THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

Shareholder Approval

  Shareholder approved of the amendment to the 1992 Plan is required. The regulations governing OBRA provide that once the material terms of a performance goal are disclosed to and approved by shareholders, no additional disclosure or approval is required unless the compensation committee changes the material terms of the performance goal. The proposed amendment to the 1992 Plan will increase the number of shares of Common Stock reserved for issuance under the 1992 Plan by 300,000 shares. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

          PROPOSAL TO REAPPROVE THE FFE TRANSPORTATION SERVICES, INC. 1994 INCENTIVE BONUS PLAN AND THE PERFORMANCE GOAL INCLUDED THEREIN

  The FFE Transportation Services, Inc. 1994 Incentive Bonus Plan ("the Incentive Plan") is being submitted for shareholder reapproval in response to regulations governing OBRA with respect to executive compensation. Under OBRA, which became law in August 1993, publicly-held companies may be limited as to income tax deductions to the extent total remuneration (including cash and/or stock bonuses) for certain executive officers exceeds $1 million in any one year. However, OBRA provides an exception for "performance-based" remuneration, including amounts paid under qualifying bonus plans. OBRA requires that certain actions be taken by a compensation committee of two or more outside directors and that the material terms of such remuneration be approved by a majority vote of the shareholders in order for compensation paid under bonus plans to qualify as "performance-based" remuneration. After such approval, no additional approval is required unless the compensation committee changes the material terms of the performance goal. If, however, the compensation committee has authority to change the targets under a performance goal after shareholder approval of the goal, material terms of the performance goal must be disclosed to and reapproved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goal.

General

  The Incentive Plan is designed to promote the interests of the Company and its shareholders by stimulating the efforts of the participants on behalf of the Company by giving them a direct interest in the performance of FFE (the primary operating subsidiary of the Company). All employees of FFE (including officers and directors of the Company employed by FFE), other than those either employed in a job classified as temporary or those whose employment is intended by FFE to last not more than six months, will be eligible to participate. Currently, there are approximately 630 persons who are eligible to participate in the Incentive Plan, including the Executive Officers. The Incentive Plan provides for incentive compensation based upon a formula giving effect to the efficiencies of operation as evidenced by the Operating Ratio (as defined in the Incentive Plan) for the bonus year. The term "Operating Ratio" is defined in the Incentive Plan to mean the ratio of (i) operating expenses of the division of FFE providing motor carrier services using refrigerated equipment to (ii) operating revenue of the division of FFE providing motor carrier services using refrigerated equipment, both as established from information derived from FFE's annual financial statements, and as further adjusted by the committee administering the Incentive Plan for such specific items, if any, that such committee in its discretion determines are appropriate. Bonuses are payable in cash and shares of Common Stock if the Operating Ratio for the bonus year meets prescribed targets. For fiscal year 1999, bonuses are payable under the Incentive Plan only if the Operating Ratio is below 95 percent and, if payable, will range from one week's pay payable in cash to one week's pay payable in cash plus Common Stock with a value equal to two week's pay contributed to the participant's fully vested account in the Savings Plan for Employees of Frozen Food Express Industries, Inc. ("Savings Plan"). For subsequent fiscal years, the committee administering the Incentive Plan may, in its sole discretion, redetermine the target Operating Ratios and the number of weeks pay as the bonus for meeting the specified target Operating Ratios. If the committee fails to redetermine the number of weeks pay and target Operating Ratios, the prior year's targets and pay will remain in effect. Employees with less than one year of service will receive the pro rata portion of the bonus that they would have received if they were employed for the full year. Rights and benefits granted under the Incentive Plan may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, or by a qualified domestic relations order, as defined in
Section 414(p) of the Code. No bonus may be granted under the Incentive Plan if, as a result of such grant, the aggregate number of shares of Common Stock granted pursuant to the Incentive Plan would exceed five percent of the total outstanding shares of Common Stock at the time in question.

  The Operating Ratio formula described above constitutes a performance goal under OBRA for which the Company seeks shareholder reapproval.

  The following table summarizes the incentive bonuses awarded under the Incentive Plan for 1998 and since inception of the Incentive Plan.

                                                    Cash Bonus   Cash Bonus
                 Name and Position                     1998    Since Inception
                 -----------------                  ---------- ---------------
Stoney M.(Mit) Stubbs, Jr..........................  $  5,600    $   30,239
 Chairman of the Board, President and Chief
  Executive Officer

Charles G. Robertson...............................  $  4,300    $   22,781
 Executive Vice President

Burl G. Cott.......................................  $  1,213    $   12,681
 Senior Vice President

F. Dixon McElwee, Jr...............................  $    793    $      793
 Senior Vice President

All Executive Officers as a Group..................  $ 11,906    $   66,494

All Non-Executive Officer Employees as a Group.....  $339,179    $1,687,662

Administration

  The Incentive Plan will be administered by a committee of the Board of Directors of the Company, which shall consist of not less than two persons who are non-employee directors as defined in Rule 16b-3(c)(i) of the Securities Exchange Act of 1934, as amended, and meet such additional criteria as the Board of Directors of the Company shall determine so that any incentive bonuses paid pursuant to the Incentive Plan shall be exempt from the limitation set forth in Section 162(m) of the Code.

Termination and Amendment

  The Board of Directors of FFE may amend or terminate the Incentive Plan in its sole discretion; provided, however, that the provisions of the Incentive Plan may not be amended more than once every six months, other than to comport with changes of the Code, ERISA, or the rules thereunder.

Tax Consequences

  Under federal tax law, taxable income will be realized by each eligible employee upon the payment of cash bonuses to each such employee in the taxable year of the payment. The taxable income will be equal to the cash payment. No taxable income will be recognized currently for that part of the bonus payable in Common Stock and contributed to the Savings Plan. FFE will be entitled to a deduction in an amount equal to the cash payments plus the fair market value of the Company's Common Stock contributed to the Savings Plan.

  THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

Shareholder Reapproval

  The affirmative vote of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting is required to reapprove the Incentive Plan and the performance goal included therein. If the Incentive Plan is not reapproved by the shareholders, the Incentive Plan will no longer be effective. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

           PROPOSAL TO APPROVE THE FFE TRANSPORTATION SERVICES, INC.
                1999 EXECUTIVE BONUS AND PHANTOM STOCK PLAN AND
                     THE PERFORMANCE GOAL INCLUDED THEREIN

  The FFE Transportation Services, Inc. 1999 Executive Bonus and Phantom Stock Plan (the "1999 Executive Plan") is being submitted for shareholder approval in response to regulations under OBRA. With respect to executive compensation under OBRA, publicly-held companies may be limited as to income tax deductions to the extent total remuneration (including awards paid out under bonus plans) for certain executive officers exceeds $1 million in any one year. However, OBRA provides an exception for "performance-based" remuneration, including amounts paid under qualifying bonus plans. To qualify as "performance-based" remuneration, generally certain actions must be taken by a compensation committee of two or more non-employee directors and the material terms under which such remuneration must be approved by a majority vote of the shareholders. The 1999 Executive Plan will replace the Existing Executive Plan, and no further awards will be made under the Existing Executive Plan.

  The following summary of the 1999 Executive Plan does not purport to be complete and is subject in all respects to, and qualified by, the provisions of the 1999 Executive Plan, a copy of which is attached hereto as Exhibit B.

General

  The 1999 Executive Plan is designed to promote the interests of the Company and its shareholders by helping the Company retain the services of participants in the 1999 Executive Plan and stimulating the efforts of the participants on behalf of the Company by giving them a direct interest in the performance of the Company.

  Under the 1999 Executive Plan, participants can earn an annual cash bonus calculated as a percentage of their base compensation if the Operating Ratio (as defined in the 1999 Executive Plan) meets prescribed targets and will be allocated an additional award of a certain number of units (called "Phantom Shares"), the value of which is tied to the value of a share of the Company's Common Stock. The number of Phantom Shares awarded is equal to the quotient of fifty percent of such cash bonus divided by the dollar amount that is the lower of (i) the fair market value of a share of the Company's Common Stock as of the last business day of the fiscal year for which the bonus was awarded and (ii) the average of the fair market values of a share of Common Stock as of the last business day of each calendar month of the fiscal year for which the participant's bonus was awarded. The term "Operating Ratio" is defined in the 1999 Executive Plan to mean, with respect to any particular participant, the ratio of the Company's, or one or more of its operating entities' or groups', operating expenses to operating revenues, as adjusted by the committee administering the 1999 Executive Plan for such specific items, if any, that such committee deems appropriate.

  For fiscal year 1999, bonuses will be payable under the 1999 Executive Plan only if the Company's Operating Ratio for 1999 is 96 percent or less and, if payable, will range from 10 percent to 100 percent of the participants' base compensation payable in cash, plus an allocation to the participant of that number of Phantom Shares as is equal to the quotient of fifty percent of such cash bonus divided by the dollar amount that is the lower of (i) the fair market value of a share of the Company's Common Stock as of last business day of fiscal year 1999 and (ii) the average of the fair market values of a share of Common Stock as of the last business day of each calendar month of fiscal year 1999. The committee administering the 1999 Executive Plan may, in its sole discretion, redetermine the target Operating Ratios and percentages of base compensation to be used to calculate the participants' bonus for each subsequent fiscal year. Additionally, if the Operating Ratio applicable to a participant for fiscal year 1999 is less than 96 percent, then such participant will be entitled to receive a "special unit." The special unit will entitle the participant to receive an amount (simultaneously with any payment under the Existing Plan in respect of a phantom share ("Existing Plan Phantom Share") previously issued under the Existing Plan to such participant) equal to the difference between the amount that would have been paid for an allocated phantom share pursuant to this 1999 Executive Plan and the amount paid for such Existing Plan Phantom Share under the Existing Plan. (See "Executive Compensation--Summary Compensation Table."

  The 1999 Executive Plan provides that the number of Phantom Shares allocated to a participant will be adjusted upon certain events, including (i) the declaration of a dividend or the making of a distribution on outstanding shares of Common Stock in additional shares of Common Stock, (ii) the subdivision or reclassification of the outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) the combination or reclassification of the outstanding shares of Common Stock into a lesser number of shares of Common Stock, and (iv) the issuance of rights or warrants to holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the fair market value of a share of Common Stock as of the date of the issuance of such rights or warrants. Additionally, if the Company fixes a record date for the payment of a cash dividend to holders of Common Stock, and if the Operating Ratio applicable to a participant for the year which includes such record date is less than 96 percent, then the number of Phantom Shares allocated to the participant will be increased by an amount equal to the quotient of (a) the product of the number of Phantom Shares allocated to such participant on the record date and the amount of such dividend payable on one share of Common Stock divided by (b) the fair market value of a share of Common Stock on such record date. Also, if the Operating Ratio applicable to a participant for fiscal year 1999 is less than 96 percent, the number of the participant's Phantom Shares will be increased by the amount set forth on Exhibit B to the 1999 Executive Plan.

  The Operating Ratio formula described above constitutes a performance goal under OBRA for which the Company seeks shareholder approval.

  The 1999 Executive Plan provides that at each calendar year-end, unless the participant elects to defer any number or all of the Phantom Shares held for one year or longer, the Company will pay to the participant the product of the greater of (i) the fair market value of a share of Common Stock as of the last business day of such calendar year and (ii) the average of the fair market values of a share of Common Stock as of the last business day of each calender month of the calendar year multiplied by the number of Phantom Shares allocated to the participant that the participant did not elect to defer. In addition, the 1999 Executive Plan provides that in the event that a participant dies or becomes disabled, the Company will pay to the participant or the participant's estate, as the case may be, the product of the greater of
(i) the fair market value of a share of Common Stock as of the last business day of the calendar year in which such event occurs and (ii) the average of the fair market values of a share of Common Stock as of the last business day of each calendar month of the calendar year in which such event occurs multiplied by the number of Phantom Shares allocated to such participant. In the event that the Company consummates a Reorganization (as defined in the 1999 Executive Plan) within six months after the date that a participant has been paid for some or all of the Phantom Shares allocated to such participant and as a result of such Reorganization the holders of Common Stock receive for each share so held cash in an amount in excess of the amount paid to such participant for such Phantom Shares, then such excess shall be paid to the participant.

  The initial participants in the 1999 Executive Plan are each of the Executive Officers and one officer of FFE. The 1999 Executive Plan provides that, on or before the last day of any fiscal year, the committee administering the 1999 Executive Plan may, in its sole discretion, redetermine who will be a participant (provided that such person must be an officer of FFE) for the subsequent fiscal year. Neither the rights and benefits nor Phantom Shares and special units granted under the 1999 Executive Plan may be transferred, assigned, pledged or hypothecated other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or Title I of ERISA or the rules thereunder. No Phantom Share may be allocated to any participant under the 1999 Executive Plan if, as a result of such allocation, the aggregate number of Phantom Shares allocated to such participant under the 1999 Executive Plan would exceed a number representing five percent of the total outstanding shares of Common Stock at the time in question. No more than one special unit will be allocated to any participant, and such special unit may not relate to Existing Plan Phantom Shares that in the aggregate exceed a number representing five percent of the total outstanding shares of Common Stock at the time in question.

  The following table summarizes the awards that would have been granted under the 1999 Executive Plan in fiscal year 1998 if the 1999 Executive Plan had been in effect with the performance goal described above:

                           1999 Executive Bonus and Phantom Stock Plan
                           -----------------------------------------------------
                              Cash            Phantom Share      Special Unit
    Name and Position         Bonus               Bonus              Bonus
    -----------------      ----------------- -----------------  ----------------
Stoney M. (Mit) Stubbs,
 Jr....................... $         121,146                962                1
 Chairman of the Board,
  President and Chief
  Executive Officer

Charles G. Robertson       $          93,599                743                1
 Executive Vice
  President...............

F. Dixon McElwee, Jr...... $          69,669                552                1

All Executive Officers as
 a Group.................. $         284,414              2,257                3

All Non-Executive Officer
 Employees as a Group..... $          42,209                335                1

Administration

  The 1999 Executive Plan will be administered by a committee of the Board of Directors of the Company, which shall consist of not less than two persons who are "Non-Employee Directors" as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended, and who meet such additional criteria as the Board of Directors of the Company shall determine so that any incentive bonuses paid pursuant to the 1999 Executive Plan shall be exempt from the limitation set forth in Section 162(m) of the Code.

Termination and Amendment

  The Board of Directors may amend or terminate the 1999 Executive Plan in its sole discretion.

Tax Consequences

  Under current tax law, no taxable income will be realized by an employee upon receipt of awards made in the form of Phantom Shares, and the Company will not be entitled to any deduction in relation to such awards until such time as the value of the Phantom Shares allocated to any employee is actually or constructively received by the employee. At such time, the employee will recognize ordinary taxable income equal to the value of the Phantom Shares actually or constructively received by him, and the Company will be entitled to a corresponding deduction. Amounts of the bonus under the 1999 Executive Plan distributed in cash at the time of the award will be taxable income to the eligible employee at the time of distribution and will be deductible by the Company at that time.

  THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

Shareholder Approval

  The affirmative vote of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting is required to approve the 1999 Executive Plan and the performance goal included therein. If the Executive Plan is not approved by the shareholders, it will not become effective. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Arthur Andersen LLP served as the Company's independent public accountants for fiscal year 1998. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. The Company intends to select its independent public accountant to review and report on the financial statements of the Company for the 1999 fiscal year after receiving the recommendation of the Audit Committee of the Board of Directors expected at the Audit Committee's May 1999 meeting.

                       COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Rules promulgated under Section 16(a) of the Securities Exchange Act of 1934, as amended, require the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and Nasdaq. Officers and directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of such forms received by it, or written representations from certain reporting persons that no Form 5 filings were required for those persons, the Company believes that, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except for a late filed report of Edgar O. Weller, a director of the Company, covering the grant of an option to purchase 1,875 shares and the acquisition by stock option exercise of 3,750 shares of Company stock and a late filed report of Leroy Hallman, a director of the Company covering the acquisition by stock option exercise of 1,875 shares of Company stock.

                 SHAREHOLDER PROPOSALS AT 2000 ANNUAL MEETING

  Shareholders intending to present proposals at the 2000 Annual Meeting of Shareholders and desiring to have those proposals included in the Company's proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the Secretary of the Company on or before November 30, 1999. For proposals that shareholders intend to present at the 2000 Annual Meeting of Shareholders outside the processes of Rule 14a-8 of the Exchange Act, unless the shareholder notifies the Secretary of the Company of such intent by February 12, 2000, any proxy solicited by the Company for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the Annual Meeting.

                                          By Order of the Board of Directors

Dallas, TX                                LEONARD W. BARTHOLOMEW
March 30, 1999                            Secretary

  THE COMPANY WILL PROVIDE, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, WHICH IT HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AT THE CLOSE OF BUSINESS ON MARCH 2, 1999. REQUESTS SHOULD BE DIRECTED TO LEONARD W. BARTHOLOMEW, SECRETARY OF THE COMPANY, P. O. BOX 655888, DALLAS, TEXAS 75265-5888.

                                                                      Exhibit A

                       FFE TRANSPORTATION SERVICES, INC.
                  1999 EXECUTIVE BONUS AND PHANTOM STOCK PLAN

  This Executive Bonus and Phantom Stock Plan (hereafter this "Plan"), dated as of January 1, 1999 (the "Effective Date"), by FFE Transportation Services, Inc., a Delaware corporation ("FFE") which is a wholly-owned subsidiary of FFE, Inc. ("Inc."), a Delaware corporation which is a wholly-owned subsidiary of Frozen Food Express Industries, Inc. ("Industries"), a Texas corporation, for the benefit of certain officers of FFE.

                                    PURPOSE

  FFE has established this Plan for the benefit of specified officers of FFE in order to enhance the benefits to the covered officers, allow the officers to share in the growth of FFE through the appreciation in the value of the common stock of Industries, and to provide the officers with greater incentive to promote the growth of Industries' shareholder value. The purpose of the Plan is to align the financial interests of key officers of FFE with those of Industries' shareholders through the use of awards, payable in cash and units tied to the value of the common stock of Industries, upon the attainment of predetermined performance goals.

                                     TERMS

  1. Definitions. For the purposes of this Plan, the following terms shall have the meanings set forth below:

  (a) The term "Allocated Phantom Shares" shall mean all Phantom Shares allocated by FFE to the Participants as herein provided.

  (b) The term "Committee" shall mean a committee of the Board of Directors of Industries, which shall consist of not less than two persons who are "Non-Employee Directors" as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 and who meet such additional criteria as the Board of Directors of Industries shall determine so that any incentive bonuses paid pursuant to this Plan shall be exempt from the limitation set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended.

  (c) The term "Compensation" shall mean a Participant's base compensation (as determined by the Committee) for the specified period and shall exclude any non-recurring compensation such as bonus payments.

  (d) The term "Disability" shall mean any condition which causes the Participant to fail to devote his full time and reasonable best efforts to the performance of his duties and responsibilities for a period of in excess of ninety (90) consecutive days.

  (e) The term "Election Period" shall mean the period of June 1 to June 15 inclusive for each year.

  (f) The term "Fair Market Value" shall mean such amount as the Board of Directors of Industries, in its sole discretion, shall determine; provided, however, that if there is a public market for the securities, the Fair Market Value shall be the closing sales price of the securities per share or unit, as the case may be, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System) as of the date in question or, in the event the securities are listed on a stock exchange, the Fair Market Value shall be the closing sales price of the securities per share or unit, as the case may be, on such exchange, as reported in the Wall Street Journal, as of the date in question.

  (g) The term "Operating Ratio" shall mean with respect to any particular Participant, the ratio of Industries', or one or more of its operating entities' or groups', as set forth on Exhibit A attached to this Plan, operating expenses to operating revenues for the applicable fiscal year, as adjusted by the Committee for such specific items, if any, that the Committee in its sole discretion deems appropriate.

  (h) The term "Participant" shall mean each officer of FFE, including without limitation any officer of Industries that is an officer of FFE, whose name is set forth on Exhibit A.

  (i) The term "Participant's Allocated Phantom Shares" shall mean the Allocated Phantom Shares allocated by FFE to a specific Participant's account as provided in this Plan.

  (j) The term "Participant's Relative Percentage" shall mean at any point in time the fraction, expressed as a percentage, in which the numerator is the number of the Participant's Allocated Phantom Shares at such time and the denominator is the sum of the total number of shares of issued and outstanding Stock at such point in time plus the total number of Allocated Phantom Shares at such point in time.

  (k) The term "Phantom Share" shall mean a unit the value of which is tied to the value of a share of Stock which will carry with it certain rights and benefits as described more particularly herein but which will not entitle the holder thereof either to equity rights in FFE, Inc. or Industries or to any type of voting rights in FFE, Inc. or Industries.

  (1) The term "Reorganization" shall mean any capital reorganization of Industries, other than pursuant to a transaction provided for in Section 4 below, or the consolidation or merger of Industries with or into another corporation (other than a consolidation or merger in which Industries is the continuing corporation and which does not result in any reclassification of the outstanding shares of Stock or the conversion of such outstanding shares of Stock into shares of other stock or other securities or property), or the sale of the property of Industries as an entirety or substantially as an entirety.

  (m) The term "Triggering Event" shall mean any one of the following:

    (i) The termination of the Participant's employment.

    (ii) The death of the Participant or the Participant becoming subject to a Disability.

    (iii) The close of a calendar year for those Phantom Shares held for one year or longer, unless the Participant has made a written election to defer within the Election Period.

    (iv) A Change in Control (as defined in Treasury regulations promulgated under Internal Revenue Code Section 280G) with respect to Industries.

  (n) The term "Stock" shall mean the common stock of Industries and shall not include any Phantom Shares.

  2. Determination of Bonus. With respect to each fiscal year commencing with fiscal year 1999, each Participant shall be entitled to an incentive bonus ("Bonus") calculated pursuant to a formula determined on the basis of such Participant's Operating Ratio targets and specified percentages of such Participant's Compensation, if the Committee certifies that the applicable target has been obtained. The targets and percentages for all Participants are shown on Exhibit A attached to this Plan. On or before the last day of any fiscal year, the Committee may, in its sole discretion, redetermine who will be a Participant (provided that such person must be an officer of FFE) for the subsequent fiscal year and the Operating Ratio targets and percentages to be used to calculate the Participants' Bonuses for the subsequent fiscal year by amending Exhibit A attached to this Plan.

  3. Payment of Bonus and Phantom Shares.

  (a) Each Participant's Bonus for any fiscal year shall be paid by FFE to such Participant as soon as practicable after the consolidated financial statements of Industries for such fiscal year have been prepared.

  (b) In addition to the payment of any Bonus to a Participant, FFE shall allocate, for the benefit of each Participant, Phantom Shares. The number of Phantom Shares shall be equal to 50% of the amount of the

Participant's Bonus for that fiscal year divided by the applicable Phantom Share Value. The applicable Phantom Share Value shall mean the amount that is the lower of (i) the Fair Market Value of a share of Stock as of the last business day of the fiscal year for which the Participant's Bonus was awarded and (ii) the average of the Fair Market Values of a share of Stock as of the last business day of each calendar month of the fiscal year for which the Participant's Bonus was awarded.

  (c) Each Phantom Share shall be allocated to a Participant as of the last business day of the fiscal year for which the Participant's Bonus was awarded and shall be allocated to his individual Participant account and held and maintained by FFE as an Allocated Phantom Share for the benefit of the Participant.

  (d) If the specified bonus percentage for a Participant's Operating Ratio for any fiscal year is a negative number, no award for that fiscal year will be made. Rather, the Committee shall have the option to reduce each Participant's Compensation for the next calendar year, or for such other period as the Committee may determine, by such percentage.

  4. Adjustment to Number of Phantom Shares.

  (a) For the purpose of this Plan, the number of the Participant's Allocated Phantom Shares shall be the number of Phantom Shares held and maintained by FFE for such Participant as provided in Section 3 above, as said number may be adjusted from time to time in accordance with the provisions of this Section 4.

  (b) In case Industries shall (i) declare a dividend or make a distribution on the outstanding shares of Stock in additional shares of Stock, (ii) subdivide or reclassify the outstanding shares of Stock into a greater number of shares of Stock, or (iii) combine or reclassify the outstanding shares of Stock into a lesser number of shares of Stock, the number of the Participant's Allocated Phantom Shares shall be adjusted immediately after the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification, so that such number is increased or decreased by multiplying such number as it existed immediately before such record date or effective date by a fraction, the numerator of which shall be the number of shares of Stock outstanding immediately after such dividend, distribution, subdivision, combination, or reclassification, and the denominator of which shall be the number of shares of Stock outstanding immediately before such dividend, distribution, subdivision, combination, or reclassification.

  (c) In case Industries shall issue rights or warrants to all holders of Stock entitling them to subscribe for or purchase shares of Stock at a price per share less than the Fair Market Value of a share of Stock as of the date of the issuance of such rights or warrants, the number of the Participant's Allocated Phantom Shares shall be increased by an amount equal to the Participant's Relative Percentage of the total number of Bonus Shares (hereafter defined) that would be acquired upon exercise of such rights or warrants. For the purposes hereof, Bonus Shares shall mean the total number of shares of Stock that would be acquired upon exercise of such rights or warrants less the number of shares of Stock that could have been purchased for the amount expended in exercise of such rights or warrants if such shares of Stock were purchased at a price per share equal to the Fair Market Value of a share of Stock as of the date of the issuance of such rights or warrants.

  (d) In case Industries shall sell or issue shares of Stock, other types of equity securities, or rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Stock or other types of equity securities in any transaction other than those described above in this Section 4, the Participant shall not have any right by virtue of this Plan to purchase or acquire any such shares of Stock or other types of equity securities, or any such rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Stock or other types of equity securities, and such sale or issuance shall not result in any adjustment in the number of the Participant's Allocated Phantom Shares, notwithstanding that as a result of such sale or issuance such Participant's Relative Percentage may then or thereafter be reduced.

  (e) In case Industries shall fix a record date for the payment of a cash dividend to all holders of shares of Stock, then, if the Operating Ratio applicable to such Participant for the fiscal year which includes such record date is less than 96 percent, the number of the Participant's Allocated Phantom Shares shall be increased as of the end of such fiscal year by an amount equal to the quotient of (a) the product of the number of such Participant's Allocated Phantom Shares on such record date and the amount of such dividend payable on one share of Stock and (b) the Fair Market Value of a share of Stock on such record date.

  (f) If the Operating Ratio applicable to such Participant for the fiscal year ended December 31, 1999 is less than 96 percent and the Committee certifies thereto, the number of the Participant's Allocated Phantom Shares shall be increased as of the end of such fiscal year by the amount set forth opposite the name of such Participant on Exhibit B attached to this Plan.

  5. Payment of Phantom Share Value.

  (a) In the event of the occurrence of a Triggering Event described in clause
(i), (iii), or (iv) of Subsection 1(m) above (an "Optional Triggering Event"), FFE shall, unless the Participant elects in writing prior to June 15 of the year in which the Optional Triggering Event occurs for those Optional Triggering Events described in clause (iii) and the 30th day after the date on which the Optional Triggering Event occurs for those Optional Triggering Events described in clauses (i) and (iv), pay to the Participant, within thirty (30) days following the close of the calendar year in which the Optional Triggering Event occurs, the product of the greater of (i) the Fair Market Value of a share of Stock as of the last business day of the calendar year in which such Triggering Event occurs and (ii) the average of the Fair Market Values of a share of Stock as of the last business day of each calendar month of the calendar year in which such Triggering Event occurs multiplied by the number of such Participant's Allocated Phantom Shares (or, in the case of a Triggering Event specified in clause (iii) of Subsection 1(m), such lesser number of the Participant's Allocated Phantom Shares as the Participant did not elect to defer in writing within the Election Period). In the event of the occurrence of a Triggering Event described in clause (ii) of Subsection 1(m) above (a "Mandatory Triggering Event"), FFE shall, within thirty (30) days following the close of the calendar year in which the Mandatory Triggering Event occurs, terminate all rights of the Participant under this Plan by paying to the Participant the product of the greater of (i) the Fair Market Value of a share of Stock as of the last business day of the calendar year in which such Triggering Event occurs and (ii) the average of the Fair Market Values of a share of Stock as of the last business day of each calendar month of the calendar year in which such Triggering Event occurs multiplied by the number of such Participant's Allocated Phantom Shares. In any event, such payment shall be made in a single lump sum, and, except as contemplated by Subsection 5(b) below, all rights of the Participant with respect to the Phantom Shares for which he received payment pursuant to this Subsection 5(a) shall terminate.

  (b) In the event that Industries consummates a Reorganization within six (6) months after the date that the Participant elects to be paid or FFE becomes obligated (other than due to the death of the Participant or the Participant becoming subject to a Disability) to pay the Participant for some or all of such Participant's Allocated Phantom Shares in accordance with Subsection 5(a) above, and as a result of such Reorganization all holders of Stock receive cash for each share of Stock held immediately prior to consummation of the Reorganization in excess of the amount which FFE is obligated to pay to the Participant for the Participant's Allocated Phantom Shares pursuant to Subsection 5(a) above, then the amount payable to the Participant pursuant to Subsection 5(a) above shall be increased by an amount equal to the product of such excess and the number of such Participant's Allocated Phantom Shares (or such lesser number as the Participant did not elect to defer in accordance with Subsection 5(a)), and such increase shall be paid to the Participant.

  (c) If the Operating Ratio applicable to a Participant for the fiscal year ending December 31, 1999 is less than 96 percent and the Committee certifies thereto, then such Participant will be entitled to receive a special unit ("Special Unit"). The Special Unit will entitle the holder thereof to receive an amount payable by FFE to such Participant (simultaneously with any payment under the FFE Transportation Services Inc. Executive Bonus and Phantom Stock Plan dated as of January 1, 1994 (the "Old Plan") in respect of a Phantom Share ("Old Plan Phantom Share") previously issued under the Old Plan to such Participant) equal to the difference between the amount that would have been paid by FFE for an Allocated Phantom Share pursuant to this Plan and the amount paid by FFE to the Participant for such Old Plan Phantom Share under the Old Plan.

  6. Non-Transferability. Neither the Phantom Shares, the Special Units nor any rights and benefits granted in this Plan may be transferred, assigned, pledged, or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall not be subject to execution, attachment, or similar process.

  7. No Fiduciary Relationship. The Boards of Directors and the officers of FFE, Industries and Inc. shall have no duty to manage or operate in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of their respective best interest. This Plan shall not be construed to create a fiduciary relationship between such Boards or the officers of FFE, Industries or Inc. and the Participant.

  8. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Texas.

  9. No Employment Guarantee. Nothing in this Plan shall be construed as an employment contract or a guarantee of continued employment. The rights of any Participant shall only be those as are expressly set forth in this Plan.

  10. Administration. The Committee shall administer this Plan and shall have the authority, in its sole and absolute discretion, (a) to adopt, amend and rescind administrative and interpretative rules and regulations relating to the Plan, (b) to determine the Participants and the terms under which they may participate in this Plan, (c) to make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate.

  11. Taxes. FFE shall be entitled to deduct from amounts payable hereunder any sums required by federal, state, or local tax law to be withheld with respect to such payments.

  12. Maximum Number of Phantom Shares. Notwithstanding any provision of this Plan to the contrary, no Phantom Share or Special Unit may be allocated to any Participant if, as a result of such allocation, the aggregate number of Allocated Phantom Shares and Special Units exceeds (and FFE shall have no obligation to allocate Phantom Shares or Special Units to a Participant if such allocation would cause such number to exceed) a number representing five percent of the total outstanding shares of Stock at the time in question.

  13. Amendment. In addition to the amendments to this Plan contemplated by
Section 2, the Board of Directors may amend or terminate this Plan in its sole discretion.

  14. General Creditor Status. The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of FFE with respect to any rights derived from the existence of this Plan and shall receive only FFE's unfunded and unsecured promise to pay benefits under this Plan.

  15. Captions. The captions in this Plan are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Plan or any of the provisions hereof.

  16. Severability. If any provision of this Plan is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and shall not invalidate the remaining provisions of this Plan, and the remaining provisions of this Plan shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Plan.

  17. Costs. All expenses and costs incurred in connection with the operation of this Plan shall be borne by FFE.

                                   EXHIBIT A

                          INCENTIVE BONUS CALCULATION

   Participants: Stoney M. (Mit) Stubbs, Jr., Charles G. Robertson, F. Dixon
                        McElwee, Jr. and John T. Bailey.

 Operating Ratio Targets and Bonus Percentages Applicable to all Participants:

                     Operating            Participant's
                       Ratio             Bonus Percentage
                   of Industries             for 1999
                   -------------         ----------------
            100.0 or more...............       -15%
             99.9-96.1..................         0
             96.0-95.6..................        10
             95.5-95.1..................        20
             95.0-94.6..................        30
             94.5-94.1..................        40
             94.0-93.6..................        50
             93.5-93.1..................        60
             93.0-92.6..................        70
             92.5-92.1..................        80
             92.0-91.6..................        90
             91.5 or less...............       100

                                   EXHIBIT B

                                 PHANTOM SHARES

         Stoney M. (Mit) Stubbs, Jr. .................. 961.4793
         Charles G. Robertson.......................... 742.8519
         F. Dixon McElwee, Jr. ........................ 552.9309
         John T. Bailey................................ 334.9945

                                                                    2440-1999-PS

                                   APPENDIX
                                   --------

                                AMENDMENT NO. 3
                                      TO
                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
                  1992 INCENTIVE AND NONSTATUTORY OPTION PLAN


1. Paragraph 2.1 of the Frozen Food Express Industries, Inc. 1992 Incentive and Nonstatutory Option Plan (the "Plan") is hereby amended by replacing the phrase "2,006,944 shares" in Paragraph 2.1 of the Plan with the phrase "2,306,904 shares."


This Amendment No. 3 shall become effective as of February 11, 1999 if the Plan, as amended hereby, is approved by the affirmative vote of the holders of the majority of the shares of Common Stock of Frozen Food Express Industries, Inc. at its April 22, 1999 meeting of shareholders.

                                  DETACH HERE


                                     PROXY

                     FROZEN FOOD EXPRESS INDUSTRIES, INC.

                Annual Meeting of Shareholders - April 22, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby (1) acknowledges receipt of the notice, dated March 30, 1999, of the Annual Meeting of Shareholders of Frozen Food Express Industries, Inc. (herein called the "Company") to be held on Thursday, April 22, 1999, at 3:30 p.m., Dallas, Texas time, in NationsBank Plaza, 901 Main Street, 70th Floor, Dallas, Texas 75201, and the Proxy Statement, also dated March 30, 1999, in connection therewith (herein called the "Proxy Statement"), and (2) constitutes and appoints Stoney M. Stubbs, Jr., and F. Dixon McElwee, Jr., and each of them (if only one be present, then by that one alone), his attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the undersigned, to vote, and act with respect to, all of the shares of capital stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at said meeting and at any adjournment thereof. The Board of Directors recommends a vote FOR each of the Company's proposals set forth on the reverse.

        The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

---------------                                                 ---------------
| SEE REVERSE |   CONTINUED AND TO BE SIGNED ON REVERSE SIDE    | SEE REVERSE |
|   SIDE      |                                                 |   SIDE      |
---------------                                                 ---------------

FROZEN FOOD EXPRESS
INDUSTRIES INC.
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040




FFE38A                            DETACH HERE

[X] Please mark
    votes as in
    this example                                                           -----
                                                                               |
                                                                               |

  Please mark in blue or black ink.

  1.  ELECTION OF DIRECTORS
      Nominees: Stoney M. (Mit) Stubbs, Jr., Edgar Q. Weller,
      W. Grogan Lord, Leroy Hallman, Brian R. Blackmarr,
      T. Michael O'Connor, W. Mike Baggett, Charles G.
      Robertson and F. Dixon McElwee, Jr.

          FOR                    WITHHELD
          ALL     [_]       [_]  FROM ALL
        NOMINEES                 NOMINEES

                                               MARK HERE
  [_]                                         FOR ADDRESS  [_]
                                              CHANGE AND
      --------------------------------------  NOTE BELOW
      for all nominees except as noted above
                                                       FOR   AGAINST ABSTAIN
  2.  Proposal to approve an amendment to the          [_]     [_]     [_]
      Company's 1992 Incentive and
      Non-Statutory Stock Option Plan, as
      amended,

  3.  Proposal to reapprove the FFE                    [_]     [_]     [_]
      Transportation Services, Inc. 1994
      Incentive Bonus Plan, and the performance goal included therein.

  4.  Proposal to approve the FFE                      [_]     [_]     [_]
      Transportation Services, Inc. 1999
      Executive Bonus and Phantom Stock Plan
      and the performance goal included therein.

  5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  Please promptly complete, date, sign and return this proxy using the enclosed envelope.

  When shares are held by joint tenants, both should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer who should indicate his title. If a partnership, please sign in partnership name by authorized person. Please date, sign and mail this proxy card in the enclosed envelope. No postage is required if mailed in the United States.


Signature:________________ Date:_______  Signature:________________ Date:_______